CONTINUING OBLIGATIONS AGREEMENT

This Continuing Obligation Agreement (“Agreement”), effective as of March 1, 2012 (the “Effective Date”), is made by and between Peter W. Petersen, an individual (“Petersen”) whose address is 2954 Corte Diana, Carlsbad, CA 92009, and Omnitek Engineering Corp., a California corporation (“Omnitek” or the “Company”) whose principal place of business is 1945 S. Rancho Sante Fe Road, San Marcos, CA 92078.

RECITALS

A.           Whereas, Petersen and Omnitek were parties to an Employment Agreement between Omnitek and Petersen dated November 3, 2006, with a term commencing January 1, 2007 (the “Employment Agreement”) pursuant to which Petersen became the Vice President of Engineering of Omnitek.

B.           Whereas, the Employment Agreement sets forth certain continuing obligations to exist for certain periods of time after the date that Petersen ceases to be an employee of Omnitek.

C.           Whereas, on January 4, 2010, Petersen provided Omnitek with notice of his resignation effective as of January 15, 2010, and thereafter ceased to be an employee of Omnitek.

D.           Whereas, on January 15, 2010, Peterson executed an Acknowledgment of Continuing Obligations Under Employment Agreement (the “Original Acknowledgement”).

E.           Whereas, as a result of negotiations between Petersen and Omnitek, Petersen has agreed certain continuing obligations pursuant to, and as set forth in, this Agreement, with the intent of protecting Omnitek’s intellectual property and Confidential Information, and support Petersen’s right to gainful employment within the relatively confined alternative fuel marketplace.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth the parties to this Agreement hereby agree as follows:

AGREEMENT

1.           Defined Terms.   For the purposes of this Agreement, the terms below shall have the indicated meanings.

(a)           An “Affiliate” of, or Person “Affiliated” with a specified person, as used in this Agreement, shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Petersen.

(b)       “Confidential Information” shall mean all confidential business information  such as customer list, vendor and supplier information, trade secrets, innovations and inventions, expertise and know-how, customer information, and other nonpublic information concerning the business of Omnitek including (i) any and all trade secrets concerning the business and affairs of Omnitek, costs, bidding practices, price lists, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas documented in writing, past and current research and development, distribution methods and processes, customer lists, customer requirements, computer software and programs (including object code and source code), computer software and database technologies, devices, and know-how, concepts, ideas, designs, methods and information of Omnitek, and any other information, documented in writing; and (ii) any and all information concerning the business and affairs of Omnitek (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials); and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Omnitek containing or based, in whole or in part, on any information included in the foregoing, as such existed on the effective date of Petersen’s resignation, January 15, 2010.

Confidential Information shall not include any information that (i) is in the public domain or is generally known or available, or hereafter becomes part of the public domain or is generally known or available through no violation of this Agreement; (ii) is henceforth lawfully acquired by Petersen from any third party not bound, to the actual knowledge of Petersen, by an obligation of confidence to Omnitek; (iii) is required, pursuant to judicial action or governmental regulations or other requirements, to be disclosed by Petersen, provided that Petersen has notified Omnitek of such imminent disclosure and cooperates with Omnitek in the event that Omnitek elects to contest and avoid such disclosure; or (d) is approved for release by prior written authorization from Omnitek.

(c)           “Person” or “person” means an individual, partnership, limited liability company, trust, estate, association, corporation or other entity.

2.           Continuing Obligations.  Petersen hereby agrees that for a period of six (6) months, commencing on the Effective Date and ending on August 31, 2012:

(a)           neither Petersen or any Affiliate or person Affiliated with Petersen, shall divulge or disclose to any third person, firm, or company, or make personal or business use of, any Confidential Information;

(b)           neither Petersen or any Affiliate or person Affiliated with Petersen shall (i) attempt or seek to cause any of the customers of Omnitek to refrain from maintaining, selling to, or acquiring from or through Omnitek any service or product relating to Omnitek’s business; or (b) openly disparage Omnitek or any of its equity holders, directors, officers, employees, or agents, which has or may reasonably be expected to have a material adverse effect on a current or prospective business relationship with a current or prospective customer, supplier, investor, direct or indirect equity owner, or creditor;

(c)           neither Petersen or any Affiliate or person Affiliated with Petersen shall (i) employ, retain, engage (as an employee, consultant, or independent contractor), or induce or attempt to induce to be employed, retained, or engaged, any person that is or was during the term of this Agreement, an employee, consultant, or independent contractor of Omnitek; (ii) induce or attempt to induce any person that during the term of this Agreement is an employee, consultant, or independent contractor of Omnitek to terminate his or her employment or other relationship with Omnitek; (c) induce or attempt to induce any person that is a customer of Omnitek or that otherwise is a contracting party with Omnitek, to terminate any written or oral agreement, understanding, or other relationship with Omnitek; or (iv) solicit any direct or indirect customers of Omnitek.

3.           Acknowledgement by Omnitek.  Omnitek hereby acknowledges that Petersen is an employee, officer, director and shareholder of North American Repower, a California corporation (“NAR”), a manufacturer of alternative fuel system components, fuel systems, gaseous fuelled engines, and vehicles, and that an overlap in the market-place may result or exists.  Petersen has advised Omnitek that NAR is an aggressive growth company and will advertise and publish material designed to attract customers.

4.           Miscellaneous.

(a)           Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

(b)           Governing Law; Venue. This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles.  This Agreement shall be deemed made and entered into in San Diego County, State of California and venue for any Proceeding as defined below, in connection with this Settlement Agreement shall be in San Diego County, California.

(c)           Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(d)           Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the executors, guardians, administrators, heirs, legatees, successors and assigns of Omnitek and Petersen.  No other person not a party hereto shall derive any rights hereunder or be construed to be a third party beneficiary thereof.

(e)           Assignment.   Omnitek may assign this Agreement or any or all of its rights under this Agreement and delegate any or all of its obligations under this Agreement.  Without the prior written consent of Omnitek, Petersen shall not assign this Agreement or any rights hereunder, or delegate any duties hereunder, voluntarily or involuntarily, by operation of law or otherwise.

(f)           Waiver.  No waiver by a party at any time of any breach by the other party of, or compliance by the other party with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provision at the same time or at any prior or subsequent time.

(g)           Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by Omnitek and Petersen.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

(h)           Independent Advice of Counsel.  The Parties hereto, and each of them, represent and declare that in executing this Agreement they relied solely upon their own judgment, belief, knowledge and the advice and recommendations of their own independently selected counsel, concerning the nature, extent, and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the Agreement by any representations or statements covering any matters made by any other party or that party’s representatives hereto.

(i)           Notices. All notices, requests, demands and other communications under this Agreement, shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or within five (5) business days if mailed to the party to whom notice is to be given, by first-class mail, registered, or certified, postage prepaid and properly addressed as follows:

If to Omnitek, addressed to:
Omnitek Engineering Corp.
Attn: Werner Funk
1945 S. Rancho Sante Fe Rd.
San Marcos, CA 92078

If to Petersen, addressed to:
Peter W. Petersen
2954 Corte Diana
Carlsbad, CA 92009

or to such other address as such party may hereafter specify for the purpose by notice to the other party hereto.

(j)           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Facsimile signatures shall be sufficient for execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

THE COMPANY

OMNITEK ENGINEERING CORP.

/s/ Werner Funk
_____________________________________________
By: Werner Funk
Its: President

PETERSEN

/s/ Peter W. Petersen
_____________________________________________
Peter W. Petersen